                                      FOR IMMEDIATE RELEASE

                                      March 8, 2005

NORFOLK SOUTHERN PRICES $300 MILLION OF 100-YEAR NOTES

NORFOLK, VA- Norfolk Southern Corporation (NYSE: NSC) on March 7 priced a $300 million issue of 6.00% senior notes due March 15, 2105. The offering is scheduled to close March 11, 2005. Interest on the notes is payable semiannually on March 15 and Sept. 15 of each year, beginning Sept. 15, 2005. Norfolk Southern has issued 100-year notes in 1894 through its predecessor, Southern Railway, in 1896 through its predecessor, Norfolk and Western Railway, and most recently, in 1997, as part of the financing of its acquisition of Conrail.

 "The receptivity of the market to this 100-year issue by Norfolk Southern is a reflection of the strength and resilience of our company," said Henry C. Wolf, NS vice chairman and chief financial officer. "The market has provided a unique opportunity to source long-term capital at favorable rates, and we have taken advantage of that opportunity."

Norfolk Southern plans to use the proceeds of the new debt offering for general corporate purposes. Merrill Lynch & Co. is the sole manager of the transaction.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

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For further information contact:

         (Media) Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

           (Investors) Leanne Marilley, 757-629-2861(leanne.marilley@nscorp.com)